                                                                   Exhibit 10.15


                               DROP SHIP AGREEMENT

         THIS AGREEMENT (this "Agreement") is entered into this 14th day of May, 1999 by and between GLOBAL MEDIA CORP., a Nevada corporation having an address at 83 Victoria Crescent, Nanaimo, British Columbia V9R5G9 ("Retailer") and BAKER & TAYLOR, INC., ("B&T"), a Delaware corporation having an address at 1200 Highway 22 East, Bridgewater, New Jersey 08807.

                                   WITNESSETH:

         For valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       DEFINITIONS

         As used throughout this Agreement the following terms have the following meanings:

         1.1 "EDI" means electronic data interchange, using BISAC or X.12 formats.

         1.2 "Effective Date" means May 14, 1999.

         1.3 "Initial Expiration Date" means the day preceding the first anniversary of the Effective Date.

         1.4 "Expiration Date" means the day preceding an anniversary of the Effective Date.

         1.5 "Customers" means customers of Retailer within the United States who order Products (hereinafter defined) from Retailer and to whom Retailer wishes B&T to ship Products directly from B&T's distribution facilities.

         1.6 "Products" means books, spoken word audio products and calendars.

2. SCOPE OF AGREEMENT. The services to be provided by B&T herein are also subject to the terms and conditions set forth in the Methodology and Requirements Documents attached to, and made a part of, this Agreement as Exhibit A.

3.       TERM

         3.1 This Agreement will begin on the Effective Date and will expire on the Initial Expiration Date, unless terminated on an earlier date pursuant to the express terms of this Agreement or unless extended pursuant to the terms of
Section 3.2.

         3.2 B&T will notify Retailer of any changes in the pricing and payment terms hereunder by written notice (a "Pricing Notice") given not less than 60 days prior to the Initial Expiration Date or any subsequent Expiration Date (hereinafter defined). If Retailer is not satisfied with any changes in the pricing and payment terms set forth in the Pricing Notice,


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Retailer's only option will be to notify B&T that it does not wish that this
Agreement be renewed pursuant to the following sentence. Unless one of the parties (the "Notifying Party") to this Agreement notifies the other party not less than 45 days prior to the Initial Expiration Date or any subsequent Expiration Date that the Notifying Party wishes that this Agreement not be renewed, and if this Agreement otherwise is in full force and effect and no Event of Default (hereinafter defined) has occurred, this Agreement automatically may be renewed for not more than five (5) consecutive periods of one (1) year each (each such period, a "Renewal Term") without further action by either party and on the same terms and conditions as set forth herein (except for any changes in pricing and payment terms as set forth in the Pricing Notice. If the Notifying Party notifies the other party before the 60-day period that it does not wish that this Agreement be renewed, this Agreement automatically will expire on the Initial Expiration Date or on the next succeeding Expiration. As used herein, "Expiration Date" means the anniversary of the Initial Expiration Date in a Renewal Term to which the same relates. As used herein, "Term" means the period beginning on the date hereof and ending on the Initial Expiration Date or on an Expiration Date, as the case may be.

4.       ORDER FULFILLMENT

         4.1 Upon receipt of an order for one or more Products from Customers, Retailer will transmit the order to B&T's EDI mailbox location by means of a mutually acceptable form of EDI. Each order transmitted by Retailer to B&T will contain the following information: (a) the Customer's name and shipping address;
(b) the method by which Products ordered must be shipped to the Customer; (c) whether or not the order may be fulfilled in multiple shipments of Products to the customer or if the order may only be fulfilled when B&T has all Products ordered in stock; (d) the text of any standard retail messages and/or special messages to the Customer; (e) instructions concerning specific package inserts to be included in the order; and (f) instructions concerning gift wrapping and gift cards.

         4.2 If Retailer wishes B&T to include package inserts with orders to Customers, Retailer will deliver to B&T a quantity of package inserts to be included with orders to Customers in sufficient quantity to supply Customers as directed by Retailer to B&T. Within five (5) business days after inquiry from Retailer, B&T will notify Retailer of the quantity of the various package inserts on hand at B&T's facilities. B&T will use reasonable commercial efforts to assure that an adequate quantity of package inserts is maintained at each B&T facility from which Products are being shipped to Customers. Retailer will give B&T not less than five (5) business days' prior notice to include, or to cease inclusion of, a particular package insert in shipments of orders to Customers.

         4.3 After receipt of an order, B&T will (a) fill the order from inventory of Products in stock at B&T's facilities; (b) gift wrap any Products as instructed by Retailer; (c) print the text of any standard retailer message and/or any special message requested by Retailer on the packing slip or on a separate gift card included in the order; (d) include in the order up to three
(3) package inserts requested by Retailer; (e) pursuant to Retailer's instructions and based upon availability of Products pursuant to Retailer's instructions, and based upon availability of Products in stock, ship the order to the Customer either as a multiple shipment or as one shipment; (f) pursuant to Retailer's instructions, promptly place any Products ordered by Retailer which B&T does not have in stock on a backorder report for review by B&T's account manager,



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after which time such Products will be promptly ordered by B&T (collectively,
"Backordered Products") and (g) ship any Backordered Products, when received by B&T, pursuant to the terms of the preceding clauses (a)-(e) and the following two sentences. For all Products which B&T then has in stock, B&T will use commercially reasonable efforts to fulfill on the same day all orders received from Retailer not later than 12:00 P.M. Central time for orders received Monday through Friday. If B&T from time to time is unable to meet the schedule specified in the preceding sentence, B&T promptly will notify Retailer of the same. Any orders received by B&T after such times will be fulfilled on the following business day. Notwithstanding the foregoing, if any orders are received on a day which is not a business day will be fulfilled on the following business day. As used in this Agreement, "business day" means any day which is not a recognized holiday on which B&T and the approved carrier or shippers providing services under this Agreement are open for business.

         4.4 B&T will acknowledge receipt of orders to Retailer via EDI at Retailer's EDI mailbox location. The first acknowledgement will be made promptly after an order is received and will identify Products as being in stock and/or backordered and/or as for which the order is being cancelled. The second acknowledgement will be made at the time an order is ready to be shipped to a Customer and will contain the shipper's tracking number if provided by the shipper to B&T. Each such acknowledgement is referred to herein as an "ASN."

         4.5 B&T will use commercially reasonable efforts to fulfill orders from Retailer. Retailer acknowledges that it does not expect B&T to maintain in stock a complete inventory of all Products that may be ordered by Customer.

         4.6 B&T will transmit all invoices to Retailer via EDI to Retailer's mailbox location.

         4.7 B&T will not be liable for delays arising from the failure of any freight carrier to meet its respective delivery standards.

5.       RETURNS

         5.1 Each shipment of Products to Customers will include Retailer's return policy, including instructions that Customers are to make returns of Products to Retailer at B&T's return center address. Within three (3) business days of B&T's receipt of same, all returned Products will be received into B&T's inventory, the Products will be logged as having been received, Retailer will be issued a credit by B&T for the price paid by Retailer to B&T for the returned Products and B&T will provide Retailer with information in reasonably sufficient detail to allow Retailer to properly credit Customers for such returns. Retailer will reimburse B&T for any freight costs incurred by Products except for returns of Defective Products, Unmerchandisable Products and/or Products shipped erroneously to Customers, in which case B&T promptly will issue a credit to Retailer equal to the U.S. Postal Service charges for shipment from Customer to B&T for such Products, and B&T will be responsible for any freight costs to ship replacement Products. On not less than 30 days' prior notice to B&T, Retailer may elect to process all returns of Products shipped from Customers after the date specified in such notice.



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         5.2      As used in this Agreement:

                           (i) "Defective Products" means Products which contain manufactured defects which prevent them from being used for their intended purpose;

                           (ii) "Damaged Products" means Products which are damaged during shipment to Customers which prevent them from being used for their intended purpose; and

                           (iii) "Unmerchandisable Products" means Products which are shopworn and/or soiled.

                  (b) Retailer promptly will reimburse B&T for any freight costs incurred for Products returns, except for returns of Defective Products, Unmerchandisable Products (if shipped in that condition by B&T) and/or Products shipped erroneously to Customers (collectively, "Free Return Products"). B&T promptly will issue a credit to Retailer equal to the U.S. Postal Service charge for shipment from Customers to B&T of Free Return Products and B&T will be responsible for freight costs to ship replacement Products to Customers for Free Return Products.

6.       PRICING AND PAYMENT TERMS

         6.1

                  (a) Retailer will pay B&T for all Products ordered by Customers, and will pay all fees and reimbursables payable to B&T herein, within 30 days from the date of delivery of B&T's detailed invoice therefor. All payments made to B&T will be in good funds and delivered by check or wire transfer to the order of B&T pursuant to B&T's instructions. Retailer may not reduce and set off amounts payable hereunder against any indebtedness or any other claim that it may have against B&T, however or whenever arising.

                  (b) The price charged by B&T to Retailer for Products purchased by B&T will be expressed on the basis of a discount from the publishers' list prices for the same as of the date of shipment of Products to Customers, and as set forth on Schedule 6.2. Publishers' list prices for Products are displayed on B&T's title database of Products, which presently is available for license by B&T to third parties (including Retailer). Retailer acknowledges and agrees that publishers' list prices for Products may be subject to change without notice. Retailer acknowledges and agrees that it is Retailer's responsibility to determine the pricing of Products to Customers and that B&T is not responsible if Retailer sells Products at prices which result in a lower selling margin than may be desired by Retailer.



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         6.2

                  (a) Each party will be responsible for payment of its EDI transmissions to the other party.

                  (b) Retailer will pay the charges and fees to B&T as more particularly set forth on Schedule 6.2 attached hereto and made a part hereof.

         6.3 Retailer will pay all freight costs for all Product shipments to, and Product returns from, Customers. Freight costs will be at the carriers' published rates.

7.       WARRANTIES

         7.1 B&T warrants that it has good title to the Products delivered to Customers pursuant to this Agreement. EXCEPT FOR THE FOREGOING WARRANTY, THERE ARE NO OTHER EXPRESS WARRANTIES, AND THERE ARE NO IMPLIED WARRANTIES. EXPRESSLY EXCLUDED ARE ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY B&T OR ITS AGENTS OR EMPLOYEES WILL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE FOREGOING WARRANTY.

         7.2 B&T WILLNOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR INCIDENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, AND THE LIKE) ARISING OUT OF THE DELIVERY OF, USE OF, OR INABILITY TO USE, ANY PRODUCTS, EVEN IF B&T HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The only liability B&T will have with respect to any Defective Products, Unmerchandisable Products and/or Damaged Products will be the return rights of Customers described herein. Retailer will indemnify and hold harmless B&T, its officers, employees and agents, for any loss, claim, cost or expense (including reasonable attorneys' fees and expenses) incurred by reason of any claim made by a Customer concerning any matter to which the preceding limitation of liability may apply.

         7.3 The provisions of this Section shall survive the termination or expiration of this Agreement.

8.       TERMINATION

         8.1

                  (a) Either party may terminate this Agreement upon the occurrence of an Event of Default by the other party. An "Event of Default" is hereby defined to mean the defaulting party's failure to cure, (a) after receipt of 30 days' written notice from the non-defaulting party, of any of the following: (i) failure of the defaulting party to observe or perform any condition or obligation imposed under this Agreement on the defaulting party not relating to the payment of money; (ii) breach of any warranty



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


                           made by the defaulting party under this Agreement;
                           (iii) filing of a voluntary petition in bankruptcy or having an involuntary petition filed against it, the appointment of a receiver or trustee, the execution of an assignment for the benefit of creditors; and
                           (b) after receipt of 10 days' written notice from the non-defaulting party of the failure of the defaulting party to make any payments when due hereunder. The option to terminate this Agreement shall be in addition to, and not in lieu of, any other remedy available to the terminating party under this Agreement or at law or equity, all such remedies being cumulative.

                  (b) In addition to the preceding remedies, upon the occurrence of an Event of Default by Retailer hereunder at any time and from time to time, B&T may require Retailer to reduce its account balance with B&T to a level determined by B&T in its sole discretion (up to and including an account balance of $0).

         8.2 Termination of this Agreement upon either party's default, or the expiration of this Agreement will not affect:

                  (a) the rights of either party with respect to any breach of this Agreement, or

                  (b) the obligations of either party already accrued prior to the effective date of expiration or termination (including obligations with respect to returned Products), or

                  (c) those obligations of the parties that, by their terms, survive termination or expiration of this Agreement.

         8.3 In the event of the expiration or a termination of this Agreement, Retailer promptly will reconcile accounts payable and receivable with B&T and bring the balance owed, if any, current and up-to-date.

9.       CONFIDENTIALITY

         The parties acknowledge that each may be exposed to confidential information relating to the other party's business under this Agreement, including, but not limited to, the terms of this Agreement, quantities of Products, dollar volumes, revenues of Products, wholesale prices and similar information. The parties agree that during the Term, and for a period of three
(3) years after the termination or expiration of this Agreement, neither party will disclose to any third party any such confidential information without the prior written consent of the other party, except to employees, agents, auditors, contractors, directors and similar entities solely required to fulfill the terms of this Agreement, and as long as such third parties agree to be bound by the confidentiality provisions hereof. The confidential information which each party may receive from the other party for the above period will be treated with the same degree of care used to protect its own confidential information. The confidentiality obligations between the parties will not apply to any information (a) which is in the public domain or which becomes part of the public domain through no fault of the receiving party; (b) which is known to the receiving party prior to the disclosure thereof by the disclosing party (as established by documentary evidence);



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(c) which is lawfully received by the receiving party from a third party who provided such information without breach of any separate confidentiality obligation owed to the disclosing party; (d) which is disclosed by the disclosing party to any third party without restriction on further disclosure; or (e) which is independently developed by personnel having no access to the disclosing party's confidential information (as established by documentary evidence).

10.      MISCELLANEOUS

         10.1 The risk of parcel loss or damage shall pass from B&T to Retailer when the parcels containing Products are tendered to Retailer's carriers for shipment to Customers. Title to Products shall transfer from B&T to Retailer when the parcels containing Products are tendered to Retailer's carriers for shipment to Customers. Retailer will be liable for any Products for which shipments are damaged, lost and/or misdirected by Retailer's carrier and/or refused by Customers.

         10.2 B&T will not be liable for any sales or related tax liability, if any, associated with the sale to Customers of Products. Retailer will indemnify and hold harmless B&T for any claim for payment of sales tax made upon B&T by any state or other governmental authority for sales of Products to Customers hereunder.

         10.3 Neither party will be liable for any failure to perform, or delay in the performance of, any of its obligations hereunder (nor will the same constitute an Event of Default) if and to the extent the failure or delay is caused, directly or indirectly, by events beyond its control, such as acts of God, fires, floods, epidemics, quarantine restrictions, strikes or other labor disputes (except strikes or labor disputes that are not industry wide but are brought against Retailer or B&T solely), freight embargoes, and/or unusually severe weather. Lack of funds by either party will not excuse its timely performance of its obligations hereunder. In the event of an occurrence described in the first sentence, the non-performing party affected will be excused from further performance or observance of the obligation(s) so affected as long as such circumstances prevail and if the party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay.

         10.4 Continued extension of credit to Retailer by B&T shall be subject to Retailer paying B&T in a timely manner and to B&T's assessment of Retailer's financial condition, which assessment shall be made in B&T's sole judgment. Retailer will deliver B&T at its address at 501 South Gimdious St., Mormence, IL, 60954-1799, Attn: Credit Manager, the following financial information:

                  (a) within seven (7) days of issuance but not later than 12 days after the end of each fiscal year of Retailer, Retailer's audited financial statements (including footnotes and accountant's opinion) as of the last day of each of Retailer's fiscal year;

                  (b) within seven (7) days of issuance, but not later than 60 days after the end of each fiscal quarter, Retailer's unaudited financial statements (including comparative profit and loss and balance sheet statements) dated as of the last day of each fiscal quarter;



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                  (c)      other data that B&T may reasonably request to
                           establish and maintain a credit line for Retailer.

At any time and from time to time during the Term, B&T may require Retailer to reduce its account balance with B&T to a level determined by B&T in its sole discretion (up to and including an account balance of $0), based upon B&T's determination that Retailer's financial condition warrants the same.

         10.5 This Agreement shall be construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws provision thereof.

         10.6 No representation, promise, inducement or agreement relating to the transactions contemplated by this Agreement has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any representation, promise, inducement or agreement not so set forth.

         10.7 All notices, demands, consents, approvals and requests given by either party hereunder shall be in writing and shall be sent by a nationally recognized overnight courier with receipt acknowledged and provision for payment made, by telecopy, or by registered or certified mail (return receipt requested), return postage pre-paid, to the parties at the following addresses:

If to B&T:                                 Baker & Taylor, Inc.
                                           2709 Water Ridge Parkway
                                           Suite 500
                                           Charlotte, NC  28217
                                           Attn:  Director, Sales Administration

If to Retailer:                            Global Media Corp.
                                           83 Victoria Crescent
                                           Nanaimo, BC
                                           Canada  V9R 5B9
                                           Attn:    L. James Porter
                                                    Chief Financial Officer

         All notices given by courier or telecopy will be deemed received at the notice address and all notices given by registered or certified mail will be deemed delivered five (5) days after deposit with the U.S. Postal Service. Either party may change its notice address from time to time by notification in writing to the other party; however, any such notification will not be deemed given until actually received by the recipient party.

         10.8 The waiver or failure of either party to exercise in any respect any right provided for herein will not be deemed a waiver of any further right hereunder.



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         10.9 The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and assigns.

         10.10 Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture of or between [sic] and B&T, or to create any other relationship between the parties other than that of independent contractors.

         10.11 The captions used herein are for convenience of reference only and are not part of this Agreement, and shall in no way be deemed to define, limit, describe, or modify the meaning of any provision of this Agreement.

         10.12 If any term or provision of this Agreement or applications thereof to any person or circumstances is, to any extent, held to be invalid or unenforceable, the remaining terms and provisions of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

         10.13 If Retailer fails to make any payment due hereunder to B&T within 30 days after receipt of B&T's invoice therefor, then Retailer will pay B&T the amount due, together with interest thereon until paid, calculated at the rate of eighteen percent (18%) per annum.

         10.14 This Agreement contains and embodies the entire agreement of the parties hereto, and no representations, inducements, or agreements, oral or otherwise between the parties not contained in this Agreement, if any, will be of any force or effect. This Agreement may not be modified, changed or terminated in whole or in part in any manner other by an agreement in writing duly signed by both parties.

         10.15 This Agreement may be signed in counterparts both of which taken together shall be deemed one original. Telecopied facsimiles of a signed counterpart of this Agreement from one party to the other will be deemed to be delivery of a signed counterpart by the party sending the telecopied facsimile.

         IN WITNESS WHEREOF, the parties have signed and delivered this Agreement on the date first above written.

                                              BAKER & TAYLOR, INC.

                                              By Baker & Taylor Brooks

                                              By:      /s/
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Title:   VP Business Development
                                                    ----------------------------




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                                              [RETAILER]:

                                              By:      /s/
                                                 -------------------------------
                                              Name:    L. James Porter
                                                   -----------------------------
                                              Title:   Chief Financial Officer
                                                    ----------------------------




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



                                  EXHIBIT A - 1

                                    EXHIBIT A

                      METHODOLOGY AND REQUIREMENTS DOCUMENT

                                [TO BE PROVIDED]



                                 EXHIBIT A - 1

                                  SCHEDULE 6.2

                            DROP SHIP SERVICE PRICING




            [Subject to request for confidential treatment
                 filed with the SEC on July 30, 1999]





                                SCHEDULE 6.2 - 1